UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2016

TRAC INTERMODAL LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of
incorporation or organization)

551112

(Primary Standard Industrial
Classification Code Number)

46-0648957

(I.R.S. Employer Identification No.)

750 College Road East
Princeton, New Jersey 08540
(609) 452-8900

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Compensatory Arrangements of Certain Officers.

On October 25, 2016, the Board of Directors of SCT Chassis Inc. (the “Board”) approved the adoption of the SCT Chassis Inc. Restricted Stock Unit Plan (the “Plan”).  The Plan permits the Board to grant to eligible employees of Interpool, Inc., d/b/a TRAC Intermodal (“TRAC”), SCT Chassis Inc. (“SCT Chassis”) or any of their respective subsidiaries or successors, restricted stock units (“RSUs”).  Each RSU granted under the Plan will represent the right of the participant to receive, upon vesting, one share of common stock of SCT Chassis, subject to such participant’s satisfaction of the applicable conditions to vesting and settlement set forth in the Plan and the individual participant’s award agreement.  Holders of unvested RSUs will not have any voting rights with respect to the underlying shares of common stock of SCT Chassis to which the RSUs relate, however, they will be entitled to receive certain dividend equivalent rights in respect of outstanding RSUs that will be subject to the same vesting conditions as apply to the related RSUs.

In connection with the adoption of the Plan, each of Keith Lovetro, the Company’s President and Chief Executive Officer and Chris Annese, the Company’s Executive Vice President, were granted, respectively, 40,578 and 17,015 RSUs, which will vest in approximately equal installments on each of January 1, 2017, 2018 and 2019, subject to the participant’s continued employment through the relevant vesting date.  Vesting of some or all of the RSUs will accelerate upon a termination of the participant’s employment without cause or due to the participant’s death or disability.

The Company expects to file the Plan and form award agreement as exhibits to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016  and the foregoing description is qualified in its entirety by the complete terms of the Plan and form award agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAC Intermodal LLC

Dated: October 28, 2016	By:	/s/ Gregg Carpene
Name: Gregg Carpene
Title: General Counsel